Filed Pursuant to Rule 424(b)(3)

Registration No. 333-156639

Prospectus

71,000 Shares of Fixed Rate Cumulative Perpetual Preferred Stock Series A

Warrants to Purchase 2,696,203 Shares of Common Stock

2,696,203 Shares of Common Stock

This prospectus relates to the potential resale from time to time by selling securityholders of some or all of the shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, referred to as the Series A Preferred Stock, the warrant to purchase 2,696,203 shares of our common stock, referred to as the warrant, and some or all of the shares of our common stock issuable from time to time upon exercise of the warrant.  In this prospectus, we refer to the Series A Preferred Stock, the warrant and the shares of common stock issuable upon exercise of the warrant, collectively, as the securities. The Series A Preferred Stock and the warrant were originally issued by us pursuant to a Letter Agreement dated December 12, 2008, and the related Securities Purchase Agreement – Standard Terms, between us and the United States Department of the Treasury, which we refer to as the Treasury or the initial selling securityholder, in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act.

The initial selling securityholder and its successors, including transferees, which we collectively refer to as the selling securityholders, may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices.  If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions.

We will not receive any proceeds from the sale of securities by the selling securityholders.

Our common stock is listed on the Nasdaq Stock Market under the symbol “VCBI”.  On January 22, 2009, the closing price for the common stock was $4.08 per share.  You are urged to obtain current quotations for the common stock.

The Series A Preferred Stock and the warrant are not listed on any exchange, and unless required and requested under the Letter Agreement and Securities Purchase Agreement – Standard Terms, we do not have any intention of listing the Series A Preferred Stock or the warrant on any exchange.

An investment in the securities involves investment risks.  See “Risk Factors” at page 5.

The securities are not deposits, savings accounts, or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.  Investing in our securities involves investment risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 23, 2009.

Virginia Commerce Bancorp has not authorized anyone to give any information or make any representation about the offering that differs from, or adds to, the information in this prospectus or in its documents that are publicly filed with the Securities and Exchange Commission. Therefore, if anyone does give you different or additional information, you should not rely on it.  The delivery of this prospectus and/or the sale of shares of Preferred Stock do not mean that there have not been any changes in Virginia Commerce Bancorp’s condition since the date of this prospectus.  If you are in a jurisdiction where it is unlawful to offer to sell, or to ask for offers to buy, the securities offered by this prospectus, or if you are a person to whom it is unlawful to direct such activities, then the offer presented by this prospectus does not extend to you.  This prospectus speaks only as of its date except where it indicates that another date applies.

SUMMARY

This section highlights selected material information from this prospectus.  This summary is not a complete description of the offering or the securities offered, and does not contain all of the information that may be important to you. For a more complete understanding of us and the terms of the securities offered by the selling securityholders, you should read carefully this entire prospectus, including the “Risk Factors” section, and the other documents we refer to and incorporate by reference. In particular, we incorporate important business and financial information into this prospectus by reference.

Unless the context requires otherwise, in this prospectus, we use the terms “we,” “us,” “our,” and the “Company” to refer to Virginia Commerce Bancorp, Inc. and its subsidiaries. The term the “Bank” refers to our principal operating subsidiary, Virginia Commerce Bank (unless the context indicates another meaning).

Virginia Commerce Bancorp, Inc.

5350 Lee Highway

Arlington, Virginia 22207

(703) 534-0700

We are the registered bank holding company for Virginia Commerce Bank, a Virginia chartered commercial bank which is a member of the Federal Reserve System. We engage in a general commercial banking business through the Bank, our sole direct operating subsidiary. Our customer base includes small-to-medium-sized businesses, including firms that have contracts with the U.S. government, associations, retailers and industrial businesses, professionals and business executives and consumers. The economic base of our service area includes Arlington, Fairfax, Fauquier, Loudoun, Prince William, Spotsylvania and Stafford Counties and the City of Alexandria in Northern Virginia, and the metropolitan Washington, D.C. area generally. Northern Virginia has experienced significant population and economic growth during the past decade.  We participated in this growth through its commercial and retail banking activities.

Our primary service area consists of the Northern Virginia suburbs of Washington D.C., including Arlington Fairfax, Fauquier, Loudoun, Prince William, Spotsylvania and Stafford Counties and the cities of Alexandria, Fairfax, Falls Church, Fredericksburg, Manassas and Manassas Park.  This area’s banking business is dominated by a small number of large commercial banks with extensive branch networks.  Most are branches of national, state-wide or regional banks.  Our primary service area is also served by a large number of other financial institutions, including savings banks, credit unions and non-bank financial institutions such as securities brokerage firms, insurance companies and mutual funds. Our primary service area is oriented toward independently owned small-to-medium-sized businesses, light industry and firms specializing in government contracting. An increasing number of new community banking organizations have been opened in our market area, potentially representing an increased competitive threat to the Bank.

On December 12, 2008, we entered into a Letter Agreement, including a related Securities Purchase Agreement — Standard Terms, with the Treasury, pursuant to which we agreed to issue and sell, and the Treasury agreed to purchase, (i) 71,000 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, having a liquidation preference of $1,000 per share, referred to as our Series A Preferred Stock and (ii) a ten-year warrant to purchase up to 2,696,203 shares of our common stock, $1.00 par value per share, at an initial exercise price of $3.95 per share.  The warrant was immediately exercisable upon its issuance and will expire on December 12, 2018.

Securities That May Be Offered

The selling securityholders may use this prospectus to offer for resale the Series A Preferred Stock, the warrant or the shares of common stock issuable upon the exercise of the warrant in one or more offerings. At the time a particular offer of securities is made, if required, a prospectus supplement will set forth the number and type of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.  In that case, the prospectus supplement may describe risks associated with an investment in the securities in addition to those described in the “Risk Factors” section of this prospectus. Terms used in this prospectus will have the meanings described in this prospectus unless otherwise specified.

The selling securityholders, as well as any agents acting on their behalf, reserve the sole right to accept or to reject in whole or in part any proposed purchase of our securities.

Series A Preferred Stock.  The selling securityholders may sell all or a portion of the 71,000 shares of Series A Preferred Stock.  If required, a prospectus supplement will describe the number of shares offered and the price at which the selling securityholder is offering the Series A Preferred Stock.

Warrant.  The selling securityholders may sell all or a portion of the warrant to purchase 2,696,203 shares of our common stock. The warrant has an initial exercise price of $3.95 per share.  If required, a prospectus supplement will describe the price at which the selling securityholder is offering the warrant or interest in the warrant and the number of shares of common stock underlying the warrant offered.

Common Stock.  Upon the exercise of all or a portion of the warrant, the selling securityholders may sell the shares of our common stock issued upon such exercise. If required, a prospectus supplement will describe the aggregate number of shares offered and the offering price or prices of the shares.

CAUTION ABOUT FORWARD LOOKING STATEMENTS

We make forward looking statements in this prospectus that are subject to risks and uncertainties.  These forward looking statements include:

•                  statements of goals, intentions, and expectations as to future trends, plans, events, or results of operations and policies and regarding general economic conditions;

•                  estimates of risks and of future costs and benefits; and

•                  statements of the ability to achieve financial and other goals.

In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “could,” “should,” and similar words or phrases.  These forward looking statements are subject to significant uncertainties because they are based upon or are affected by:

•                  management’s estimates and projections of interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast future;

•                  interest rates and other economic conditions;

•                  future laws and regulations; and

•                  a variety of other matters.

In addition to factors that we have previously disclosed in our reports filed with the SEC and those that we discuss elsewhere in this prospectus, the following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•                  adverse governmental or regulatory policies may be enacted;

•                  the interest rate environment may compress margins and adversely affect net interest income;

•                  adverse effects may be caused by changes to credit quality;

•                  competition from other financial services companies in our markets could adversely affect operations;

•                  our concentrations of loans in commercial, commercial real estate and construction loans, and loans to borrowers in the Washington, D.C. metropolitan area, may adversely affect our earnings and results of operations;

•                  an economic slowdown could adversely affect credit quality and loan originations; and

•                  social and political conditions such as war, political unrest and terrorism or natural disasters could have unpredictable negative effects on our businesses and the economy.

Because of these uncertainties and the assumptions on which the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. We do not undertake to update any forward-looking statements to reflect occurrences or events that may not have been anticipated as of the date of such statements.  In addition, our past results of operations do not necessarily indicate future results.

RISK FACTORS

An investment in our securities involves various risks. You should carefully consider the risks and uncertainties and the risk factors set forth in the documents and reports filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, that are incorporated by reference into this prospectus, as well as any risks described in any applicable prospectus supplement, before you make an investment decision. These risk factors may cause our future earnings to be lower or our financial condition to be less favorable than we expect. In addition, other risks of which we are not aware, or which we do not believe are material, may cause our earnings to be lower, or hurt our future financial condition.

USE OF PROCEEDS

                We will not receive any proceeds from the sale by the selling securityholders of the Series A Preferred Stock, the warrant or the shares of common stock issuable upon exercise of the warrant.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

No shares of our Series A Preferred Stock, or any other class of preferred stock, were outstanding during the five years ended December 31, 2007, or during the nine month periods ended September 30, 2008 and 2007, and we did not pay preferred stock dividends during these periods. Consequently, the ratios of earnings to fixed charges and preferred dividends for these periods are the same as the ratios of earnings to fixed charges. Our consolidated ratio of earnings to fixed charges for each of the five fiscal years ended December 31, 2007 and each of the nine month periods ended September 30, 2008 and 2007 are as follows:

	Nine Months Ended September 30,				Year Ended December 31,
	2008		2007		2007		2006		2005		2004		2003
Ratio of earnings to fixed charges:
Including interest on deposits	1.30	x	1.53	x	1.49	x	1.66	x	2.01	x	2.32	x	2.25	x
Excluding interest on deposits	3.38	x	5.53	x	5.11	x	5.49	x	9.91	x	18.57	x	18.80	x

For purposes of calculating the ratio of earnings to fixed charges, earnings are the sum of:

•      net income before taxes; and

•      fixed charges.

For purposes of calculating the ratio of earnings to fixed charges, fixed charges are the sum of:

•                  interest expenses, including interest on deposits, and, in the second alternative shown above, excluding interest on deposits; and

•      that portion of net rental expense deemed to be the equivalent to interest on long-term debt.

DESCRIPTION OF THE SERIES A PREFERRED STOCK

The following is a brief description of the terms of the Series A Preferred Stock that may be resold by the selling securityholders. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to our Articles of Incorporation, as amended, including the Articles of Amendment relating to the Series A Preferred Stock, copies of which have been filed with the SEC and are also available upon request from us.

General

Under our Articles of Incorporation, as amended, we have authority to issue up to 1,000,000 shares of preferred stock, par value $1.00. Of such shares, 71,000 shares have been designated as Series A Preferred Stock, all of which were issued to the initial selling securityholder in a transaction exempt from the registration requirements of the Securities Act. The issued and outstanding shares of Series A Preferred Stock are validly issued, fully paid and nonassessable.

Dividends Payable On Shares of Series B Preferred Stock

Holders of shares of Series A Preferred Stock are entitled to receive if, as and when declared by our Board of Directors or a duly authorized committee of the Board, out of assets legally available for payment, cumulative cash dividends at a rate per annum of 5% on a liquidation preference of $1,000 per share of Series A Preferred Stock with respect to each dividend period from December 12, 2008 to, but excluding, February 15, 2014. From and after February 15, 2014, holders of shares of Series A Preferred Stock are entitled to receive cumulative cash dividends at a rate per annum of 9% on a liquidation preference of $1,000 per share of Series A Preferred Stock with respect to each dividend period thereafter.

Dividends are payable quarterly in arrears on each February 15, May 15, August 15 and November 15, each a dividend payment date, commencing on February 15, 2009. If any dividend payment date is not a business day, then the next business day will be the applicable dividend payment date, and no additional dividends will accrue as a result of the applicable postponement of the dividend payment date. Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable with respect to the Series A Preferred Stock are payable to holders of record of shares of Series A Preferred Stock on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as the Board of Directors or any duly authorized committee of the board determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.

If we determine not to pay any dividend or a full dividend with respect to the Series A Preferred Stock, we are required to provide written notice to the holders of shares of Series A Preferred Stock prior to the applicable dividend payment date.

We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Board of Governors of the Federal Reserve System, or the Federal Reserve, is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. In addition, we are subject to Virginia state laws relating to the payment of dividends.

Priority of Dividends

With respect to the payment of dividends and the amounts to be paid upon liquidation, the Series A Preferred Stock will rank:

•                  senior to our common stock and all other equity securities designated as ranking junior to the Series A Preferred Stock; and

•                  at least equally with all other equity securities designated as ranking on a parity with the Series A Preferred Stock, or parity stock, with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding-up of the Company.

So long as any shares of Series A Preferred Stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, no dividend whatsoever shall be paid or declared on our common stock or other junior stock (as defined below), other than a dividend payable solely in common stock. We and our subsidiaries also may not purchase, redeem or otherwise acquire for consideration any shares of our common stock or other junior stock or parity stock (as defined below), or redeem any of our trust preferred securities, unless we have paid in full all accrued dividends on the Series A Preferred Stock for all prior dividend periods, other than:

•                  purchases, redemptions or other acquisitions of our common stock or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business pursuant to a publicly announced repurchase plan up to the increase in diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation;

•                  purchases or other acquisitions by our broker-dealer subsidiaries, if any, solely for the purpose of market-making, stabilization or customer facilitation transactions in junior stock or parity stock in the ordinary course of its business;

•                  purchases or other acquisitions by our broker-dealer subsidiaries, if any, for resale pursuant to an offering by us of our stock that is underwritten by the related broker-dealer subsidiary;

•                  any dividends or distributions of rights or junior stock in connection with any shareholders’ rights plan or repurchases of rights pursuant to any shareholders’ rights plan;

•                  acquisition of record ownership of junior stock or parity stock for the beneficial ownership of any person other than the Company or a subsidiary of the Company, including as trustee or custodian; and

•                  the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before November 21, 2008 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.

If we repurchase shares of Series A Preferred Stock from a holder other than the initial selling securityholder, we must offer to repurchase a ratable portion of the Series A Preferred Stock then held by the initial selling securityholder.

On any dividend payment date for which full dividends are not paid, or declared and funds set aside therefor, on the Series A Preferred Stock and any other parity stock, all dividends paid or declared for payment on that dividend payment date (or, with respect to parity stock with a different dividend payment date, on the applicable dividend date therefor falling within the dividend period and related to the dividend payment date for the Series A Preferred Stock), with respect to the Series A Preferred Stock and any other parity stock shall be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.

Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our Board of Directors (or a duly authorized committee of the Board) may be declared and paid on our common stock and any other stock ranking equally with or junior to the Series A Preferred Stock from time to time out of any funds legally available for such payment, and the Series A Preferred Stock shall not be entitled to participate in any such dividend.

“Junior stock” means our common stock and any other class or series of the Company’s stock the terms of which expressly provide that it ranks junior to the Series A Preferred Stock as to dividend rights and/or rights on liquidation, dissolution or winding up of the Company. “Parity stock” means any class or series of the Company’s stock the terms of which do not expressly provide that such class or series will rank senior or junior to the Series A Preferred Stock as to dividend rights and/or rights on liquidation, dissolution or winding up of the Company.

Redemption

The Series A Preferred Stock may not be redeemed prior to February 15, 2012 unless we have received aggregate gross proceeds from one or more qualified equity offerings (as described below) equal to $17,750,000, which equals 25% of the aggregate liquidation amount of the Series A Preferred Stock on the date of issuance. In that case, we may redeem the Series A Preferred Stock, subject to the approval of Federal Reserve, in whole or in part, upon notice as described below, up to a maximum amount equal to the aggregate net cash proceeds received by us from such qualified equity offerings. A “qualified equity offering” is a sale and issuance for cash by us, to persons other than the Company or its subsidiaries, after December 5, 2008, of shares of perpetual preferred stock, common stock or a combination thereof, that in each case qualify as tier 1 capital of the Company at the time of issuance under the applicable risk-based capital guidelines of the Federal Reserve. Qualified equity offerings do not include issuances made in connection with acquisitions, issuances of trust preferred securities and issuances of common stock and/or perpetual preferred stock made pursuant to agreements or arrangements entered into, or pursuant to financing plans that were publicly announced, on or prior to October 13, 2008.

After February 15, 2009, the Series A Preferred Stock may be redeemed at any time, subject to the approval of the Federal Reserve, in whole or in part, subject to notice as described below.

In any redemption, the redemption price is an amount equal to the per share liquidation amount plus accrued and unpaid dividends to but excluding the date of redemption.

The Series A Preferred Stock will not be subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of Series A Preferred Stock have no right to require the redemption or repurchase of the Series A Preferred Stock.

If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares to be redeemed will be selected either pro rata from the holders of record of shares of Series A Preferred Stock in proportion to the number of shares held by those holders or in such other manner as our Board of Directors or a committee thereof may determine to be fair and equitable.

We will mail notice of any redemption of Series A Preferred Stock by first class mail, postage prepaid, addressed to the holders of record of the shares of Series A Preferred Stock to be redeemed at their respective last addresses appearing on our books. This mailing will be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed or otherwise given as described in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives the notice, and failure duly to give the notice by mail or otherwise, or any defect in the notice or in the mailing or provision of the notice, to any holder of Series A Preferred Stock designated for redemption will not affect the redemption of any other Series A Preferred Stock. Each notice of redemption will set forth the applicable redemption date, the redemption price, the place where shares of Series A Preferred Stock are to be redeemed, and the number of shares of Series A Preferred Stock to be redeemed (and, if less than all shares of Series A Preferred Stock held by the applicable holder, the number of shares to be redeemed from the holder).

Shares of Series A Preferred Stock that are redeemed, repurchased or otherwise acquired by us will revert to authorized but unissued shares of our preferred stock.

Liquidation Rights

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Series A Preferred Stock will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of the Series A Preferred Stock will be entitled to receive the total liquidation amount out of our assets that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common stock or any other shares ranking, as to that distribution, junior to the Series A Preferred Stock.

If our assets are not sufficient to pay the total liquidation amount in full to all holders of Series A Preferred Stock and all holders of any shares of outstanding parity stock, the amounts paid to the holders of Series A Preferred Stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the total liquidation amount per share of Series A Preferred Stock has been paid in full to all holders of Series A Preferred Stock and other shares of parity stock, the holders of our common stock or any other shares ranking, as to such distribution, junior to the Series A Preferred Stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.

Voting Rights

Except as indicated below or otherwise required by law, the holders of Series A Preferred Stock will not have any voting rights.

Election of Two Directors upon Non-Payment of Dividends. If the dividends on the Series A Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of directors then constituting our Board of Directors will be increased by two. Holders of Series A Preferred Stock, together with the holders of any outstanding parity stock with like voting rights, referred to as voting parity stock, voting as a single class, will be entitled to elect the two additional members of our Board of Directors, referred to as the preferred stock directors, at the next annual meeting (or at a special meeting called for the purpose of electing the preferred stock directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full. The election of any preferred stock director is subject to the qualification that the election would not cause us to violate the corporate governance requirement of the Nasdaq Stock Market (or any other exchange on which our securities may be listed or quoted) that listed or traded companies must have a majority of independent directors.

Upon the termination of the right of the holders of Series A Preferred Stock and voting parity stock to vote for preferred stock directors, as described above, the preferred stock directors will immediately cease to be qualified as directors, their term of office shall terminate immediately and the number of authorized directors of VCBI will be reduced by the number of preferred stock directors that the holders of Series A Preferred Stock and voting parity stock had been entitled to elect. The holders of a majority of shares of Series A Preferred Stock and voting parity stock, voting as a class, may remove any preferred stock director, with or without cause, and the holders of a majority of the shares Series A Preferred Stock and voting parity stock, voting as a class, may fill any vacancy created by the removal of a preferred stock director. If the office of a preferred stock director becomes vacant for any other reason, the remaining preferred stock director may choose a successor to fill such vacancy for the remainder of the unexpired term.

Other Voting Rights.  So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by our Articles of Incorporation, the vote or consent of the holders of at least 66 2/3% of the shares of Series A Preferred Stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

•                  any amendment or alteration of our Articles of Incorporation to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends and/or distribution of assets on any liquidation, dissolution or winding up of the Company;

•                  any amendment, alteration or repeal of any provision of Articles of Incorporation relating to the Series A Preferred Stock so as to adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock; or

•                  any consummation of a binding share exchange or reclassification involving the Series A Preferred Stock or of a merger or consolidation of the Company with another entity, unless the shares of Series A Preferred Stock remain outstanding following any such transaction or, if the Company is not the surviving entity, are converted into or exchanged for preference securities and such remaining outstanding shares of Series A Preferred Stock or preference securities have rights, references, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the Series A Preferred Stock, taken as a whole.

To the extent of the voting rights of the Series A Preferred Stock, each holder of Series A Preferred Stock will have one vote for each $1,000 of liquidation preference to which such holder’s shares of Series A Preferred Stock are entitled.

The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding shares of Series A Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Series A Preferred Stock to effect the redemption.

Remaining Shares of Preferred Stock The remaining 929,000 unissued shares of preferred stock are referred to as “blank check” preferred stock. This term refers to stock for which the rights and restrictions are determined by the Board of Directors. Our Articles of Incorporation authorize our Board of Directors to issue new shares of our common stock or preferred stock without further shareholder action.

The issuance of additional common stock or preferred stock may be viewed as having adverse effects upon the holders of common stock. Holders of our common stock will have no preemptive rights with respect to any newly issued stock. Our Board of Directors could adversely affect the voting powers of holders of our stock by issuing shares of preferred stock with certain voting, conversion and/or redemption rights. In the event of a proposed merger, tender offer or other attempt to gain control of the Company that the Board of Directors does not believe to be in the best interest of our shareholders, the Board could issue additional preferred stock which could make any such takeover attempt more difficult to complete. Blank check preferred stock may also used in connection with the issuance of a shareholder rights plan, sometimes called a poison pill. Our Board of Directors has not approved any plan to issue preferred stock for this purpose.

DESCRIPTION OF THE WARRANT TO PURCHASE COMMON STOCK

The following is a brief description of the terms of the warrant that may be resold by the selling securityholders. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the warrant, a copy of which has been filed with the SEC and is also available upon request from us.

Shares of Common Stock Subject to the Warrant.  The warrant is initially exercisable for 2,696,203 shares of our common stock. If we complete one or more qualified equity offerings, as described below, on or prior to December 31, 2009 that result in our receipt of aggregate gross proceeds of not less than $71,000,000, which is equal to 100% of the aggregate fixed liquidation amount of $1,000 per share of our Series A Preferred Stock, plus any accrued and unpaid dividends, the number of shares of common stock underlying the warrant then held by the selling securityholders will be reduced by 50%, to approximately 1,348,102 shares. The number of shares subject to the warrant are subject to the further adjustments described below under the heading “- Adjustments to the Warrant.”

Exercise of the Warrant.  The initial exercise price applicable to the warrant is $3.95 for each share of common stock for which the warrant may be exercised. The warrant may be exercised at any time on or before December 12, 2018 by surrender of the warrant and a completed notice of exercise and the payment of the exercise price for the shares of common stock for which the warrant is being exercised. The exercise price may be paid either by the withholding of such number of shares of common stock issuable upon exercise of the warrant equal to the value of the aggregate exercise price of the warrant, determined by reference to the market price of our common stock on the trading day on which the warrant is exercised or, if agreed to by us and the warrantholder, by the payment of cash, certified or cashier’s check, or wire transfer, in an amount equal to the aggregate exercise price. The exercise price applicable to the warrant is subject to the further adjustments described below under the heading “- Adjustments to the Warrant.”

Upon exercise of the warrant, certificates for the shares of common stock issuable upon exercise will be issued to the warrantholder. We will not issue fractional shares upon any exercise of the warrant. Instead, the warrantholder will be entitled to a cash payment equal to the market price of our common stock on the last trading day preceding the exercise of the warrant, less the pro-rated exercise price of the warrant, for any fractional shares that would have otherwise been issuable upon exercise of the warrant. We will at all times reserve the aggregate number of shares of our common stock for which the warrant may be exercised.  We have listed the shares of common stock issuable upon exercise of the warrant with the Nasdaq Stock Market.

Rights as a Shareholder.  The warrantholder shall have no rights or privileges of the holders of our common stock, including any voting rights, until (and then only to the extent) the warrant has been exercised.

Transferability; Restrictions on Exercise of Warrant.  The initial selling securityholder may not transfer a portion of the warrant, and/or exercise the warrant, with respect to more than one half of the shares of common stock subject to the warrant until the earlier of the date on which we have received aggregate gross proceeds from a qualified equity offering of at least $71,000,000 and December 31, 2009. The warrant, and all rights under the warrant, are otherwise transferable and exercisable.

Adjustments to the Warrant - Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations. The number of shares for which the warrant may be exercised and the exercise price applicable to the warrant will be proportionately adjusted in the event we pay dividends or make distributions of our common stock, subdivide, combine or reclassify outstanding shares of our common stock.

Anti-dilution Adjustment. Until the earlier of December 12, 2011 and the date the initial selling securityholder no longer holds the warrant (and other than in certain permitted transactions described below), if we issue any shares of common stock (or securities convertible or exercisable into common stock) for less than 90% of the market price of the common stock on the last trading day prior to pricing such shares, then the number of shares of common stock into which the warrant is exercisable and the exercise price will be adjusted. Permitted transactions include issuances:

•                  as consideration for or to fund the acquisition of businesses and/or related assets;

•                  in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our Board of Directors;

•                  in connection with public or broadly marketed offerings and sales of common stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act, or Rule 144A thereunder on a basis consistent with capital-raising transactions by comparable financial institutions; and

•                  in connection with the exercise of preemptive rights on terms existing as of December 12, 2008.

Other Distributions. If we declare any dividends or distributions greater than our most recent quarterly dividend, or dividends payable in common stock, the exercise price of the warrant will be adjusted to reflect such distribution.

Certain Repurchases. If we effect a pro rata repurchase of common stock, both the number of shares issuable upon exercise of the warrant and the exercise price will be adjusted.

Business Combinations. In the event of a merger, consolidation or similar transaction involving the Company and requiring shareholder approval, the warrantholder’s right to receive shares of our common stock upon exercise of the warrant shall be converted into the right to exercise the warrant for the consideration that would have been payable to the warrantholder with respect to the shares of common stock for which the warrant may be exercised, as if the warrant had been exercised prior to such merger, consolidation or similar transaction.

DESCRIPTION OF OUR CAPITAL STOCK

Our authorized capital stock consists of 50,000,000 shares of common stock, $1.00 par value, and 1,000,000 shares of undesignated preferred stock, $1.00 par value. As of December 31, 2008, there were 26,575,569 shares of common stock outstanding and 71,000 shares of our Series A Preferred Stock outstanding.

Common Stock.  Holders of common stock are entitled to cast one vote for each share held of record, to receive such dividends as may be declared by the Board of Directors out of legally available funds, and, subject to the rights of any class of stock having preference to the common stock, to share ratably in any distribution of our assets after payment of all debts and other liabilities upon liquidation, dissolution or winding up. Shareholders do not have cumulative voting rights or preemptive rights or other rights to subscribe for additional shares, and the common stock is not subject to conversion or redemption.

Pursuant to the terms of the Letter Agreement and related Securities Purchase Agreement – Standard Terms, and the Articles of Amendment designating the terms of the Series A Preferred Stock, our ability to declare or pay dividends or distributions on, or purchase, redeem or otherwise acquire for consideration, shares of junior stock and parity stock is subject to restrictions, including a restriction against paying any dividends on the common stock. These restrictions will terminate on the earlier of (a) the third anniversary of the date of issuance of the Series A Preferred Stock and (b) the date on which all of the Series A Preferred Stock has been redeemed or Treasury has transferred all of the Series A Preferred Stock to third parties.

In addition, our ability to declare or pay dividends or distributions on, or repurchase, redeem or otherwise acquire for consideration, shares of junior stock and parity stock is subject to restrictions in the event that the we fail to declare and pay full dividends (or declare and set aside a sum sufficient for payment thereof) on the Series A Preferred Stock.

Our common stock is listed on the Nasdaq Stock Market under the symbol “VCBI.”  The shares of common stock issuable upon exercise of the warrant in accordance with its terms, will be fully paid, validly issued and nonassessable.

The Transfer Agent for the common stock is Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016

Preferred Stock.  The Board of Directors may, from time to time, by action of a majority, issue shares of the authorized, undesignated preferred stock, in one or more classes or series.  In connection with any such issuance, the Board may by resolution determine the designation, voting rights, preferences as to dividends, in liquidation or otherwise, participation, redemption, sinking fund, conversion, dividend or other special rights or powers, and the limitations, qualifications and restrictions of such shares of preferred stock.

As of the date hereof, the Board of Directors has created one series of preferred stock, the Series A Preferred Stock, which was issued to the Treasury.  See “Description of the Series A Preferred Stock” for a description of the terms of the Series A Preferred Stock.

Certain Provisions of the Articles of Incorporation and Virginia Law

Our Articles of Incorporation require the vote of 50.1% of the outstanding shares of common stock to approve any merger or consolidation with or into any other corporation; any exchange in which a corporation, person, or entity acquires the issued or outstanding shares of capital stock pursuant to a vote of shareholders, any issuance of shares that results in the acquisition of control of the Company by any corporation, person, or entity or group of one or more thereof that previously did not have control, any sale, lease, exchange, mortgage, pledge, or other transfer in one transaction or a series of transactions of all or substantially all of our assets, the adoption of a plan for the liquidation or dissolution, any proposal in the nature of a reclassification or reorganization that would increase the proportionate voting rights of any other corporation, person, or entity, any transaction similar to, or having similar effect as, any of the above listed transactions, or any amendment to the Articles of Incorporation.  This 50.1% vote requirement is less than the two-thirds requirement which would otherwise apply under Virginia law.

Our Articles of Incorporation also contain a provision which requires the Board of Directors, when evaluating any offer of another party to (a) make a tender or exchange offer for our equity securities, (b) merge or consolidate with another corporation, (c) purchase or otherwise acquire all or substantially all of our properties and assets, or (d) engage in any transaction similar to, or having similar effects as, any of the foregoing transactions to give due consideration to all relevant factors, including, without limitation, the social and economic effects of the proposed transaction on the depositors, employees, customers, and other constituents of the Company and its subsidiaries and of the communities in which they operate or are located, the business reputation of the other party, and the Board of Directors’ evaluation of the then value of the Company in a freely negotiated sale and of our future prospects as an independent entity.  This provision, which requires the Board to consider noneconomic factors, could be deemed to have an antitakeover effect.

The Virginia Stock Corporation Act (the “VSCA”) contains provisions which could be deemed to have an antitakeover effect.  The discussion of the following provisions is not exhaustive, and is not intended to imply that all material provisions of either the Articles of Incorporation or the VSCA are enumerated herein.

Affiliated Transactions. The VSCA contains provisions governing “affiliated transactions.” These include various transactions such as mergers, share exchanges, sales, leases, or other material dispositions of assets, issuances of securities, dissolutions, and similar transactions with an “interested shareholder.” An interested shareholder is generally the beneficial owner of more than 10% of any class of a corporation’s outstanding voting shares. During the three years following the date a shareholder becomes an interested shareholder, any affiliated transaction with the interested shareholder must be approved by both a majority of the “disinterested directors” (those directors who were directors before the interested shareholder became an interested shareholder or who were recommended for election by a majority of disinterested directors) and by the affirmative vote of the holders of two-thirds of the corporation’s voting shares other than shares beneficially owned by the interested shareholder. These requirements do not apply to affiliated transactions if, among other things, a majority of the disinterested directors approve the interested shareholder’s acquisition of voting shares making such a person an interested shareholder before such acquisition. Beginning three years after the shareholder becomes an interested shareholder, the corporation may engage in an affiliated transaction with the interested shareholder if:

•                  the transaction is approved by the holders of two-thirds of the corporation’s voting shares, other than shares beneficially owned by the interested shareholder;

•                  the affiliated transaction has been approved by a majority of the disinterested directors; or

•                  subject to certain additional requirements, in the affiliated transaction the holders of each class or series of voting shares will receive consideration meeting specified fair price and other requirements designed to ensure that all shareholders receive fair and equivalent consideration, regardless of when they tendered their shares.

Control Share Acquisitions. Under the VSCA’s control share acquisitions law, voting rights of shares of stock of a Virginia corporation acquired by an acquiring person or other entity at ownership levels of 20%, 33 1/3%, and 50% of the outstanding shares may, under certain circumstances, be denied. The voting rights may be denied:

•                  unless conferred by a special shareholder vote of a majority of the outstanding shares entitled to vote for directors, other than shares held by the acquiring person and officers and directors of the corporation; or

•                  among other exceptions, such acquisition of shares is made pursuant to a affiliation agreement with the corporation or the corporation’s articles of incorporation or bylaws permit the acquisition of such shares before the acquiring person’s acquisition thereof.

If authorized in the corporation’s articles of incorporation or bylaws, the statute also permits the corporation to redeem the acquired shares at the average per share price paid for them if the voting rights are not approved or if the acquiring person does not file a “control share acquisition statement” with the corporation within sixty days of the last acquisition of such shares. If voting rights are approved for control shares comprising more than 50% of the corporation’s outstanding stock, objecting shareholders may have the right to have their shares repurchased by the corporation for “fair value.” The provisions of the Affiliated Transactions Statute and the Control Share Acquisition Statute are only applicable to public corporations that have more than 300 shareholders. Corporations may provide in their articles of incorporation or bylaws to opt-out of the Control Share Acquisition Statute, but we have not done so.

PLAN OF DISTRIBUTION

The selling securityholders and their successors, including their transferees, may sell the securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be affected in transactions, which may involve crosses or block transactions:

•                  on any national securities exchange or quotation service on which the preferred stock or the common stock may be listed or quoted at the time of sale, including, as of the date of this prospectus, the Nasdaq Stock Market in the case of the common stock;

•                  in the over-the-counter market;

•                  in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•                  through the writing of options, whether the options are listed on an options exchange or otherwise.

In addition, any securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

In connection with the sale of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock issuable upon exercise of the warrant in the course of hedging the positions they assume. The selling securityholders may also sell short the common stock issuable upon exercise of the warrant and deliver common stock to close out short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the selling securityholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, or the Exchange Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities pursuant to this prospectus and to the activities of the selling securityholders. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the Nasdaq Stock Market pursuant to Rule 153 under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will set forth the number and type of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

Unless requested by the initial selling securityholder and required under the Letter Agreement and related Securities Purchase Agreement – Standard Terms, we do not intend to list the Series A Preferred Stock or the warrant on any exchange.  No assurance can be given as to the liquidity of the trading market, if any, for the Series A Preferred Stock or the warrant.

We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the securities covered by this prospectus.

SELLING SECURITYHOLDERS

On December 5, 2008, we issued the securities covered by this prospectus to the United States Department of the Treasury, which is the initial selling securityholder under this prospectus, in a transaction exempt from the registration requirements of the Securities Act. The initial selling securityholder, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the securities they own. The securities to be offered under this prospectus for the account of the selling securityholders are:

•                  71,000 shares of our Fixed Rate Cumulative Perpetual Preferred Stock;

•                  a warrant to purchase 2,696,203 shares of our common stock, representing beneficial ownership of approximately 9.21% of our common stock as of December 31, 2008; and

•                  2,696,203 shares of our common stock issuable upon exercise of the warrant, which shares, if issued, would represent ownership of approximately 9.21% of our common stock as of December 31, 2008.

For purposes of this prospectus, we have assumed that, after completion of the offering covered by this prospectus, none of the securities covered by this prospectus will be held by the selling securityholders.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. To our knowledge, the initial selling securityholder has sole voting and investment power with respect to the securities.

We do not know when or in what amounts the selling securityholders may offer the securities for sale. The selling securityholders might not sell any or all of the securities offered by this prospectus. Because the selling securityholders may offer all or some of the securities pursuant to this offering, and because currently no sale of any of the securities is subject to any agreements, arrangements or understandings, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering.

Other than with respect to the acquisition of the securities, the initial selling securityholder has not had a material relationship with us.

Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

LEGAL MATTERS

The validity of the shares offered hereby and certain other legal matters will be passed upon for the Company by the law firm of Kennedy & Baris, LLP, Bethesda, Maryland. Attorneys at Kennedy & Baris, LLP own an aggregate of approximately 71,764 shares of our common stock.

EXPERTS

The consolidated financial statements of the Company and the report on the effectiveness of the Company’s internal control over financial reporting incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2007, have been so incorporated in reliance on the reports of Yount, Hyde and Barbour, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT

VIRGINIA COMMERCE BANCORP

AND DOCUMENTS INCLUDED WITH THIS PROSPECTUS

We file annual, quarterly, and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy, at prescribed rates, any documents we have filed with the SEC at its Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We also file these documents with the SEC electronically. You can access the electronic versions of these filings on the SEC’s internet website found at http://www.sec.gov. You may also obtain free copies of the documents we have filed with the SEC (other than exhibits to such documents unless we specifically incorporate by reference an exhibit in this proxy statement/prospectus) by contacting Krista DiVenere, Virginia Commerce Bancorp, Inc., 14201 Sullyfield Circle, Chantilly, Virginia, 20151, telephone 703.633.6120, or from our internet website at http://www.vcbonline.com.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s internet website.

The SEC allows us to “incorporate by reference” information into this prospectus from the documents listed below that we have previously filed with the SEC (file no. 000-28635) This means that we can disclose important information to you by referring you to another document without restating that information in this document. Any information incorporated by reference into this prospectus is considered to be part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus will automatically update and, where applicable, supersede, any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents, or information deemed to have been furnished and not filed in accordance with SEC rules):

(a)          Our Annual Report on Form 10-K for the year ended December 31, 2007, as amended;

(b)         Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008; and

(c)          Our Current Reports on Form 8-K filed on January 23, 2008, February 5, 2008, April 24, 2008, July 17, 2008, September 25, 2008, October 21, 2008, November 28, 2008 and December 15, 2008.

Also incorporated by reference are additional documents that we may file with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of the offering. These additional documents will be deemed to be incorporated by reference, and to be a part of, this prospectus from the date of their filing. These documents include proxy statements and periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and, to the extent they are considered filed, Current Reports on Form 8-K. Information incorporated by reference from later filed documents supersedes information that is included in this prospectus or any applicable prospectus supplement or is incorporated by reference from earlier documents, to the extent that they are inconsistent.

You should rely only on the information contained or incorporated by reference in this prospectus.  We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. This prospectus is dated January 23, 2009.  You should not assume that the information contained in this prospectus is accurate as of any date other than that date.